UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOTORCAR PARTS OF AMERICA, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 6, 2018

To Our Shareholders:

We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on September 6, 2018 at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2019;

(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay);

(4)	The transaction of such other business as may come properly before the meeting or any meetings held upon adjournment or postponement of the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on August 8, 2018 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2018 we filed with the Securities and Exchange Commission on June 14, 2018 is enclosed with this notice, but are not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on September 6, 2018.

Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2018 we filed with the Securities and Exchange Commission on June 14, 2018 are available at http://www.cstproxy.com/motorcarparts/am2018.

By order of the Board of Directors

Michael M. Umansky,
Secretary

Torrance, California
July 30, 2018

YOUR VOTE IS EXTREMELY IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

This year’s Annual Meeting is a particularly important one, and YOUR vote is extremely important.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Your vote is extremely important, no matter how many or how few shares you own. The Board urges you to vote your shares to elect the Board’s nominees. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed white proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed white proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503

GENERAL INFORMATION

We are sending you this proxy statement on or about August 8, 2018 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 6, 2018, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on August 8, 2018. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this Proxy Statement is July 30, 2018.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2019

•	for the approval on a non-binding advisory basis of the compensation of our named executive officers;

•	as recommended by our Board of Directors with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock.  At the record date, we expect to have 18,916,108 shares of common stock outstanding and approximately 13 shareholders of record.  If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.

The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2019). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers).  An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of the mails, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We are asking our shareholders to elect ten members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

Each of our nominees, Selwyn Joffe, Scott J. Adelson, Rudolph J. Borneo, Philip Gay, Duane Miller, Jeffrey Mirvis, Dr. David Bryan, Joseph Ferguson, Timothy D. Vargo and Barbara L. Whittaker, is currently serving as a director, and each of our nominees was elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors

The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company
Selwyn Joffe	60	Chairman of the Board of Directors, President and Chief Executive Officer
Scott J. Adelson	57	Lead Independent Director
Rudolph J. Borneo	77	Director, Chairman of the Compensation Committee and member of the Audit and Nominating and Corporate Governance Committees
Dr. David Bryan	66	Director, member of the Compensation and Nominating and Corporate Governance Committees
Joseph Ferguson	51	Director, member of the Audit and Compensation Committees
Philip Gay	60	Director, Chairman of the Audit Committee, and member of the Compensation and Nominating and Corporate Governance Committees
Duane Miller	71	Director, Chairman of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees
Jeffrey Mirvis	55	Director, member of the Audit, Compensation and Nominating and Corporate Governance Committees
Timothy D. Vargo	67	Director, member of the Audit Committee
Barbara L. Whittaker	67	Director, member of the Compensation and Nominating and Corporate Governance Committee

Selwyn Joffe has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. He currently serves on the board of directors of the Motor and Equipment Remanufacturers Association, an industry trade association. In addition, Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), also an industry trade association. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a member of the bar of the State of Georgia as well as a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.

Scott J. Adelson joined our Board of Directors on January 4, 2008 and was appointed Lead Independent Director on January 18, 2017.  Mr. Adelson is also a director and member of the compensation committee of QAD Inc., a public software company, since April 2006. Mr. Adelson is a Senior Managing Director, Co-President and Global Co-head of Corporate Finance for Houlihan Lokey, a leading international investment bank. During his 30 plus years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written extensively on a number of corporate finance and securities valuation subjects. He is an active member of Board of Directors of various privately-held middle-market businesses, as well as several recognized non-profit organizations, such as the USC Entrepreneur Program. Mr. Adelson holds a bachelor degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business. Mr. Adelson’s broad business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Rudolph J. Borneo joined our Board of Directors on November 30, 2004. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February 1995. In addition, Mr. Borneo is currently Board Chairman of Smoke Eaters Hot Wings Inc., a privately-held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo is the Chairman of our Compensation Committee and a member of our Audit and Nominating and Corporate Governance Committees. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial literacy have led the Board of Directors to conclude that he should serve as a director of our Company.

Dr. David Bryan joined our Board of Directors on June 9, 2016. Dr. Bryan is also a member of our Compensation and Nominating and Corporate Governance Committees. Dr. Bryan currently teaches at University of California at Santa Cruz. He also provides consulting expertise to multiple Santa Cruz independent and charter schools, and is involved with companies developing effective tools for online education. Dr. Bryan was founding Head of New Roads School from 1995 to 2013. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry have led the Board of Directors to conclude that he should serve as a director of our Company.

Joseph Ferguson joined our Board of Directors on June 9, 2016. Mr. Ferguson is also a member of our Audit and Compensation Committees. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Philip Gay joined our Board of Directors on November 30, 2004. He chairs our Audit Committees and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a retired Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.

Duane Miller joined our Board of Directors on June 5, 2008. Mr. Miller is currently employed by the Flint & Genesee County Regional Chamber of Commerce as Chief Operating Officer and Executive Vice President. Prior to joining the Flint & Genesee Chamber of Commerce, he was employed by the City of Flint, Michigan, as the Director of Government Operations, from February 2009 to August 2009. Mr. Miller retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (OE), AC Delco (after-market) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket. Mr. Miller served on the Board of Directors of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He currently serves on the Boards of Directors of McLaren Regional Medical Center in Flint, Michigan, the Health Coalition and Prima Civitas Foundation, headquartered in Lansing, Michigan. His experience also includes serving on the Boards of Directors and a member of its audit and compensation committees of the Urban League of Flint, Michigan, the Boys and Girls Club of Flint, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. Mr. Miller earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley, Haas School of Business. Mr. Miller is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit and Compensation Committees. Mr. Miller’s significant experience with the automotive parts industry, combined with his organizational, management and business understanding, have led the Board of Directors to conclude that he should serve as a director of our Company.

Jeffrey Mirvis joined our Board of Directors on February 3, 2009. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately-held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his seventeen-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He has been as a board member of Wildwood School in Los Angeles and the Jewish Federation in Los Angeles. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.

Timothy D. Vargo served as Chief Executive Officer and President of Kele, Inc. from August 2010 to May 2017. Kele, Inc. is a distributor of building automation peripheral products to the commercial HVAC market. He also served as a director of Kele Holdco Inc. Prior to joining Kele, he held a variety of senior executive and board positions at AutoZone, TruckPro and Auto Teile-Unger. Mr. Vargo served as the President, Chief Executive Officer and Chief Restructuring Officer of TruckPro from 2008 to 2010 and served on the board of TruckPro from 2004 to 2010. He was a board member of Kohlberg Kravis Roberts & Co. L.P.-owned Auto Teile-Unger from 2003 to 2008. He served as President and Chief Operating Officer of AutoZone, Inc. from March 1997 to May 2001, served as its Chief Operating Officer from December 1996 to May 2000 and served on its board of directors from 1997 to 2001. He was appointed as a director of the Company by the Board of Directors in February 2017. Mr. Vargo is a member of our Audit Committee.  Mr. Vargo’s automotive experience, leadership experience and organizational management have led the Board of Directors to conclude that he should serve as a director of our company.

Barbara L. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Mrs. Whittaker founded BW Limited llc, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Mrs. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Mrs. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (including General Motors' Global Manufacturing System). She has also held board of directors positions for Detroit Manufacturing Systems, ChannelNet and Piston Group, each of which is privately held. She was appointed as a director of the Company by the Board of Directors in February 2017.  She is a member of our Compensation and Nominating and Governance Committees.  Mrs. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of our company.

Corporate Governance Overview

Our corporate governance policies and practices reflect our values, and allow our Board to effectively oversee our company in the interest of creating long-term value. The key elements of our program and their benefits to our stockholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS
STOCKHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our stockholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common stockholders control our company, with equal voting rights. All common stockholders are entitled to vote for all director nominees.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our stockholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our stockholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain stockholder disputes be brought in a particular forum nor are stockholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our company.

No Poison Pill	We do not have a stockholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide stockholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Nine of our ten director nominees, or 90%, are independent, ensuring that our Board oversees our company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board or the date of the guidelines.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process
Our Board’s Nominating and Corporate Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and company strategy. One director that served during 2016 has passed away. We appointed two new directors in 2016 and two new directors in 2017.

Annual Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees an annual performance evaluation of our Board and its Committees and leadership to ensure that they continue to serve the best interests of stockholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsibilities on behalf of our stockholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews senior executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our company.

Governance Policies and Guidelines

We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:

•	compliance with governmental laws, rules and regulations

•	confidentiality

•	conflicts of interest and corporate opportunities

•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.

•
director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.

Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and stockholders on the other. Among the written policies are:

•
Related Party Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:

•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the Company’s securities, immediate family members of the foregoing, and other related entities.

•	$120,000 materiality threshold for applicability of the policy.

•	The policy requires annual Audit Committee status reports on related person transactions.

•
Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

•
Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:

•
The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.

•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of fiscal year 2017.

•
Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with the Company by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary. The policy includes the following terms:

•
The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her base salary.

•
Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position or the date of the guidelines, shares of Company common stock worth 2 times their base salary.

•
Each director is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her annual cash retainer.

•	As of March 31, 2018, each of the named executive officers and the directors was in compliance with these guidelines.

Certain Relationships and Related Transactions

As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.

Director Independence, Board of Directors and Committees of the Board of Directors

Board Independence. Each of Scott Adelson, Rudolf J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis, Timothy D. Vargo, and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our stockholders, employees, customers and suppliers.

Lead Independent Director. Our board has appointed Scott J. Adelson as our Lead Independent Director to preside at executive sessions of independent directors.

Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, financial reporting and disclosure matters, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes and risks arising from related person transactions. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Attendance of Board and Committees. Our Board of Directors met seven times during Fiscal 2018.  Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2018. Our last annual meeting of shareholders was held on December 18, 2017. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.  Mr. Adelson fulfilled his commitment to attend every meeting of the Board of Directors after December 8, 2017.

Audit Committee. The current members of our Audit Committee are Philip Gay, Rudolph Borneo, Joseph Ferguson, Duane Miller, Jeffrey Mirvis and Timothy Vargo, with Mr. Gay serving as chairman. Mr. Vargo joined our Audit Committee on February 2, 2018.  Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay is a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met four times in Fiscal 2018.

Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis and Barbara Whittaker, with Mr. Borneo serving as chairman. Mr. Ferguson and Ms. Whittaker joined our Compensation Committee on February 2, 2018.  The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met four times in Fiscal 2018.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Rudolph J. Borneo, David Bryan, Philip Gay, Duane Miller, Jeffrey Mirvis and Barbara Whittaker, with Mr. Miller serving as Chairman.  Mr. Whittaker joined our Nominating and Corporate Governance Committee on February 2, 2018.  Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for nominating candidates to our Board of Directors. Our Nominating and Corporate Governance Committee met one time in Fiscal 2018.

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.

Engagement with Stockholders

We actively engage with our stockholders, in person, by phone and through written correspondence. During Fiscal 2018, we met in person with most of our largest stockholders and many other stockholders. We take into account feedback received during those meetings and are constantly looking for ways to improve our corporate governance and executive compensation practices.

Information about Our Non-Director Executive Officers

Our executive officers (other than executive officers who are also members of our Board of Directors), their ages and present positions with our Company, are as follows:

Name	Age	Position with the Company

David Lee	48	Chief Financial Officer
Doug Schooner	49	Chief Manufacturing Officer, SVP, Operations for the Under-the-Car Product Lines
Michael Umansky	77	Vice President, Secretary and General Counsel

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors is set forth below.

David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting, financial management and accounting. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Masters in Business Administration degree from the UCLA Anderson School of Management.

Douglas Schooner has been our Chief Manufacturing Officer since June 2014. In May 2017, Mr. Schooner became our Senior Vice President, Operations for the under-the-car product lines. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with our company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.

Michael Umansky has been our Vice President and General Counsel since January 2004 and is responsible for all legal matters. His responsibilities also include the oversight of Human Resources. His additional appointment as Secretary became effective September 1, 2005. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our Company, Mr. Umansky was in the private practice of law, and during 2002 and 2003, he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.

There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, with the following exception: to the extent that such persons are involved in bankruptcy proceedings related to the Company’s subsidiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during Fiscal 2018, except that on June 29, 2017, Mr. Lee filed a Form 4 that was due on June 26, 2017.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers for Fiscal 2018, who were:

•	Selwyn Joffe, President and Chief Executive Officer and Chairman of the Board
•	David Lee, Chief Financial Officer
•	Michael Umansky, Vice President, Secretary and General Counsel
•	Doug Schooner, Chief Manufacturing Officer, SVP, Operations for the Under-the-Car Product Lines

The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2018 should be read together with the compensation tables and related disclosures set forth below. This discussion contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Summary.

The retention of experienced, highly-capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.

The primary objectives of our practices with respect to executive compensation are to:

•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance;

•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and

•	Provide compensation that will attract and retain superior talent and reward performance.

In contemplating executive compensation decisions for Fiscal 2018 (and the structure for executive compensation programs for years after Fiscal 2018), the Compensation Committee considered the following important Fiscal 2018 corporate achievements (the “Corporate Achievements”):

•	The Company generated record sales for the full year despite industry softness (and a disappointing third quarter, from which the Company had to recover);

•	The Company increased its market share in all of its product lines, including in rotating electrical parts, where its market share grew to an industry-leading 45% approximately;

•	The Company opened a new, state-of-the-art 410,000 square foot distribution facility to consolidate shipping and enhance capacity to handle the new business wins;

•	The Company completed its acquisition of D&V Electronics, which provided an entry into the diagnostics and electric vehicle markets; and

•	The Company had many new business wins that it expects will help maintain or increase market share and drive revenue during Fiscal 2019.

Compensation Components and Key Elements.

With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:

Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.

Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key pre-determined financial and individual performance goals.

Longer-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels

Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan.  In addition, for Fiscal 2018 we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation for the year.

Other Benefits. We provide to our executive officers medical benefits that are generally available to our other employees. Executives are also eligible to participate in our other broad-based employee benefit plans, such as our long and short-term disability, life insurance and 401(k) plan. Historically, the value of executive perquisites has not been a significant component of our executive compensation program.

We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measureable and objective performance metrics. Approximately 70% of the Chief Executive Officer’s total direct Fiscal 2018 compensation was tied to the achievement of Company and individual performance goals or is subject to the future stock price.

Moreover, we believe that the compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including

What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 70% of total incentive opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain rigorous stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without stockholder approval
Maintain a clawback policy	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Independent compensation consultant

We have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe. Our current guidelines require that our directors and officers hold stock having a market value equal to or greater than:

•	Chief Executive Officer: 3x base salary
•	Other named executive officers: 2x base salary
•	Non-employee directors: 3x annual cash retainer

Say-on-Pay Vote.

At the Annual Meeting held on December 18, 2017, approximately 98% of votes cast were voted in favor of our Say-on-Pay vote, which we believe affirms our stockholders’ support of our approach to our executive compensation program, as well as the modifications we made to our executive compensation program following the result of our 2016 Say-on-Pay proposal, including:

•	Adopted a clawback policy
•	Adopted an executive and director stock ownership policy
•	Adopted an anti-hedging and anti-pledging policy
•
Hired an executive compensation consultant to do a complete review of compensation practices at the end of Fiscal 2017, which the Compensation Committee has thereafter utilized in implementing compensation

Determination of Compensation Decisions.

The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. In order for the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.

Engagement of Compensation Committee Consultant.

The Compensation Committee previously retained Willis Towers Watson (“Towers”) in August 2015 as its outside compensation consultant to conduct a compensation review for the top eighteen executive positions at the Company (the “Fiscal 2016 Review”) and again retained Towers during fiscal 2017 (the “Fiscal 2017 Review”) for a further review of compensation for the top seven executive positions and directors in light of the results of our advisory vote on compensation at our 2016 Annual Meeting.  Towers does not perform any other consulting work or any other services for our Company, reports directly to the Compensation Committee, and takes direction from the Chairman of the Compensation Committee. The Compensation Committee has assessed the independence of Towers pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed in fiscal 2016, fiscal 2017, Fiscal 2018 or currently exists that would prevent Towers from serving as an independent consultant to the Compensation Committee.

The Compensation Committee considered analysis and advice from Towers when making compensation decisions for the Chief Executive Officer and other senior executives with regard to Fiscal 2018 compensation.

Peer Group. While the Compensation Committee does not itself undertake a formalized benchmarking process, it did review the assessment provided by Towers detailing the competitiveness of our executive compensation relative to that of a peer group Towers established when making its executive compensation decisions. Towers used the following peer companies in reviewing our compensation levels for purposes of the Fiscal 2017 Review: Dorman Products Inc., Fox Factor Holding Corp., Horizon Global Corporation, Modine Manufacturing Co., Myers Industries, Inc., Shiloh Industries Inc., Spartan Motors Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx Internaional Corporation.  We understand that Towers selected these companies because of their close similarity to the Company in terms of industry, revenue and market capitalization. The Compensation Committee believed that this peer group was an appropriate basis for assessing the competitiveness of our executive compensation program for Fiscal 2018.

Fiscal 2017 Review. In reaching its executive compensation decisions for Fiscal 2018, the Committee considered analysis and advice contained in the Fiscal 2017 Review regarding the competitiveness of our executive compensation in comparison to our peer group and compensation surveys.  Towers determined that overall the compensation levels reviewed by Towers were within the competitive range with variations by position. The compensation levels assessed by Towers were based on actual payments or grants, as the case may be, of base salary, cash-based incentives and long-term incentive grants. In reaching its conclusions, Towers applied the following standards for determining that compensation is in line with competitive market practices: base salary paid is between 90% and 110% of the median base salary; total cash compensation (base salary plus cash-based incentives) is between 85% and 115% of the median total cash compensation; and total direct compensation (total cash compensation plus long-term incentive grants) is between 80% and 120% of the median total direct compensation.

Determining Executive Compensation.

Base Salaries.  Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers. Increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis.  In the case of Mr. Joffe, his employment agreement provides for review of his base salary from time to time.  During Fiscal 2018, the Compensation Committee approved base salary increases for Fiscal 2018, effective in the first quarter of Fiscal 2018, as follows:   Mr. Joffe’s base salary from $700,000 to $728,960, Mr. Lee’s base salary from $290,000 to $319,000, and Mr. Schooner’s base salary from $294,000 to $323,400.  Mr. Joffe’s increase was based on superior job performance, including leading the Company to the Corporate Achievements, and the fact that Mr. Joffe had not received a salary increase in several years, despite cost-of-living increases in Southern California.  Mr. Lee’s increase was based on superior job performance, his previous base salary being significantly below the median of base salaries of chief financial officers of our peers and significant increases to his duties and responsibilities, including responsibility for supervising accounting.  Mr. Schooner’s increase was based on significant increases to his duties and responsibilities. The following table sets forth the Fiscal 2018 base salaries for each named executive officer.

Named Executive Officers	Base Salary
Selwyn Joffe	$728,960
David Lee	$319,000
Michael Umansky	$506,000
Doug Schooner	$323,400

Annual Cash-Based Incentive Program. Each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial and individual performance goals. For Fiscal 2018, the program consisted of two components: a company-performance metric (the “Company Performance Goal”) and an individualized set of quantitative and qualitative goals for each individual officer (the “Individual Goals”).

Named Executive Officers	Target Incentive Compensation	Targeted Compensation for Achieving the Targeted Performance on the Company Performance Goal (70% of Total)	Targeted Compensation for Achieving Individual Goals (30%)
Selwyn Joffe	$790,608	$553,426	$237,182
David Lee	$175,450	$122,815	$52,635
Michael Umansky	$101,200	$70,840	$30,360
Doug Schooner	$113,190	$79,233	$33,957

With respect to Fiscal 2018, 70% of each executive’s total annual cash-based incentive opportunity was tied to achievement of  the Company Performance Goal. The Company Performance Goal for Fiscal 2018 was Adjusted EBITDA of $89,353,000 (the “Targeted Performance”). This target Company Performance Goal was set at the beginning of the Fiscal Year by the Board after a full review of the Company’s business plan and budget.

The executives could achieve some payment with respect to the Company Performance Goal as long as the Company achieved performance that was at least 80% of the Targeted Performance, or $71,482,400 (the “Threshold Goal”). If the actual performance was lower or higher than the Targeted Performance, as long as the actual performance was greater than the Threshold Goal, the executive earned compensation equal to the targeted compensation multiplied by the percentage of the Targeted Performance achieved.

For purposes of the calculation of the Company Performance Goal, our Adjusted EBITDA is calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments described in our earnings releases filed with the SEC on the Form 8-K.  For purposes of calculating compensation amounts tied to the Company Performance Goal, Adjusted EBITDA for Fiscal 2018 was further adjusted to exclude financial results attributable to acquisitions consummated after the date the Company Performance Goal were established because such financial results were not included in establishing the Company Performance Goal.

In Fiscal 2018, the Company’s Adjusted EBITDA, as reported in the Company Report on Form 8-K Filed with the SEC on June 14, 2018 (the “Form 8-K”) was $74,926,000.  Because the Threshold Goal was exceeded for Fiscal 2018, the named executive officer each received compensation amounts tied to the Company Performance Goal. The Adjusted EBITDA achieved was 85.9% of the Targeted Performance; each named executive officer therefore received compensation representing 85.9% of his respective targeted compensation amounts tied to the Company Performance Goal.

The remaining 30% of the cash-based incentive program is tied to the achievement of individual goals, tailored for each named executive officer, given their role in our organization. At the beginning of the Fiscal Year, the Board approves a detailed set of goals and the strategies that will be used to achieve those goals. Some of these goals and strategies are quantitative and others are qualitative. The Compensation Committee, working with the Chief Executive Officer, sets and communicates goals and strategies for each named officer at the beginning of the Fiscal Year. Those goals were as follows:

Selwyn Joffe, the Chief Executive Officer

•	Develop key strategies in all areas aimed at driving our Company value
•	Strengthen our relationships with key customers
•	Ensure appropriate information is communicated to our Board of Directors
•	Ensure that the appropriate management team and corporate focus is in place
•	Develop an appropriate succession plan
•	Maintain the appropriate financial structure for our Company, including, but not limited to, budgets and operating focus
•	Make decisions on all key initiatives proposed by senior management
•	Build sales
•	Evaluate and propose systems and initiatives for continuous improvement in all disciplines of our business
•	Identify and drive any acquisitions
•	Integrate acquired businesses
•	Prepare the infrastructure and develop plans to grow the Company

David Lee, Chief Financial Officer

•	Monitor all metrics that may have an impact on our financial performance
•	Maintain an effective treasury function, including budgeting and forecasting
•	Manage our cash flows
•	Minimize the loan and interest expenses we incur
•	Supervise accounting

Doug Schooner, Chief Manufacturing Officer, SVP, Operations for the Under-the-Car Product Lines

•	Maximize all manufacturing efficiencies to ensure fill rates to our customers
•	Ensure the quality of our products through the manufacturing process
•	Maintain appropriate levels of offshore production volume and capacity
•	Maintain a global manufacturing and multifunctional support group
•	Reorganize special order department to maintain changing unit technology
•	Complete the reorganization of the production shop
•	Improve product costs

Michael Umansky, Vice President, Secretary and General Counsel

•	Limit our legal and other risk exposure
•	Manage any litigation
•	Control our legal and insurance costs
•	Maintain our compliance standards, including compliance with SEC rules and regulations
•	Manage our investor relations communications
•	Develop and protect intellectual property for our business processes
•	Advise on and implement any transactional business opportunities, including acquisitions, financings, SEC correspondence and customer contracts
•	Oversee certain administrative functions, including human resource functions
•	Determine and negotiate all required insurance
•	Supervise contractual obligations

At the end of Fiscal 2018, the Compensation Committee reviewed the performance of the executives and assessed the execution against the pre-set goals for each executive. The Chief Executive Officer assists the Committee in reviewing each of the named executive officers, other than his own performance. Based on its review and evaluation, the Compensation Committee made final determinations of the cash-based incentive payments with respect to the individual performance component of the plan. The Committee can exercise positive or negative discretion, awarding more or less than the targeted amount, depending on its assessment of the level of achievement.

The following table sets forth each executive’s aggregate cash-based incentive opportunity and actual incentive payments earned with respect to Fiscal 2018.

Named Executive Officers	Target Incentive Payment	Company Performance Related Incentive Payment	Individual Goal Incentive Payment	Total Actual Incentive Payment
Selwyn Joffe	$790,608	$476,000	$237,000	$713,000
David Lee	$175,450	$106,000	$68,000	$174,000
Michael Umansky	$101,200	$61,000	$30,000	$91,000
Doug Schooner	$113,190	$68,000	$34,000	$102,000

Equity-Based Incentive Program.  The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our common shareholders. Because vesting is generally based on continued service, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period.  In determining the number of stock options and/or restricted stock to be granted to executives, we consider the total value of the compensation opportunity afforded to each named executive officer and the competitive levels paid by our peers, as well as the individual’s position, scope of responsibility, ability to affect profits and shareholder value.  Prior to fiscal 2014, we elected to use stock options that vest over time as the primary long-term equity incentive vehicle to promote retention of our key executives, but in subsequent fiscal years we used restricted stock and restricted stock unit awards, which generally vest over time.

The following table sets forth the number of shares covered by the option and restricted stock unit awards granted to each named executive officer in Fiscal 2018.  Each award vests over a three-year period, subject to continued employment.

Named Executive Officers	Stock Options	Restricted Stock Units
Selwyn Joffe	54,800	24,400
David Lee	9,200	4,100
Michael Umansky	8,100	3,600
Doug Schooner	7,100	3,200

Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company may also from time to time provide perquisites such as Company-paid or reimbursed automobiles, and additional coverage under our medical plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to our “covered employees” subject to certain exemptions. Also, on December 22, 2017, the U.S. enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which could expand our covered employees; in addition, our ability to rely on the exemption for performance-based compensation effective for our 2018 tax year was, with certain limited exceptions, eliminated.   Our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.   In Fiscal 2018, we paid compensation to Selwyn Joffe that was not deductible under Section 162(m) of the Code.

In limited circumstances, we may agree to make certain items of income payable to our named executive officers tax-neutral to them.  Accordingly, we have agreed to gross-up certain payments to our Chief Executive Officer to cover any excise taxes (and related income taxes on the “gross-up” payment) that he may be obligated to pay with respect to the first $3,000,000 of “parachute payments” (as defined in Section 280G of the Code) to be made to him upon a change of control of our Company.

Accounting Considerations

ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Amendment.

By Members of the Compensation Committee

Rudolph Borneo, Chairman
Dr. David Bryan
Joseph Ferguson
Philip Gay
Duane Miller
Jeffrey Mirvis
Barbara Whittaker

Compensation Risk Analysis

The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all of our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth information concerning Fiscal 2018, 2017 and 2016 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards	Options Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total

Selwyn Joffe	2018	$722,945	$237,100	$668,560	$711,501	$476,000	$178,523	$2,994,629
Chairman of the Board,	2017	700,000	228,100	324,084	674,719	623,000	169,200	2,719,103
President and CEO	2016	700,000	47,900	389,125	374,663	652,200	327,520	2,491,408

David Lee	2018	$316,769	$68,100	$112,340	$119,449	$106,000	$92,751	$815,409
Chief Financial Officer	2017	290,000	48,100	80,304	142,323	131,000	88,030	779,757
	2016	262,192	600	96,503	92,951	100,500	70,200	622,946

Doug Schooner	2018	$321,139	$34,100	$87,680	$92,184	$68,000	$92,881	$695,984
Chief Manufacturing Officer, SVP, Operations	2017	294,000	31,100	68,832	118,603	84,000	88,147	684,681
Under-the-Car Product Lines	2016	294,000	1,800	84,051	80,081	99,300	71,246	630,478

Michael Umansky	2018	$506,000	$30,100	$98,640	$105,167	$61,000	$90,529	$891,436
Vice President, Secretary	2017	506,000	41,100	57,360	144,959	83,000	86,746	919,165
and General Counsel	2016	506,000	10,000	68,486	67,211	114,000	85,551	851,248

(1)
Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, and bonuses awarded to the named executive officers based on the achievement of Individual Goals under the Company’s Annual Cash-Based Incentive Program.  Amounts in the “Non-Equity Incentive Compensation Plan” column represent annual cash incentive payments awarded to the named executive officers under the Company’s Annual Cash-Based Incentive Program based on the achievement of Company Performance Goals.

(2)
Stock and option award amounts represent the aggregate grant date fair value of options granted during the fiscal years ended March 31, 2018, 2017, and 2016.  We provide information regarding the assumptions used to calculate the value of all options and stock awards made to executive officers in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2018.

(3)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for the fiscal year ended March 31, 2018:

Name	Automobile Expenses	Health Insurance Premiums	401K Employer's Contribution	Deferred Compensation Plan Employer's Contribution	Total

Selwyn Joffe	$18,000	$107,247	$5,337	$47,938	$178,523
David Lee	$-	$83,247	$9,503	$-	$92,751
Doug Schooner	$-	$83,247	$9,634	$-	$92,881
Michael Umansky	$1,400	$58,217	$12,012	$18,900	$90,529

2018 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Selwyn Joffe	6/20/2017	-	54,800	$27.40	$711,501
Selwyn Joffe	6/20/2017	24,400	-	$27.40	$668,560
David Lee	6/20/2017	-	9,200	$27.40	$119,449
David Lee	6/20/2017	4,100	-	$27.40	$112,340
Doug Schooner	6/20/2017	-	7,100	$27.40	$92,184
Doug Schooner	6/20/2017	3,200	-	$27.40	$87,680
Michael Umanksy	6/20/2017	-	8,100	$27.40	$105,167
Michael Umanksy	6/20/2017	3,600	-	$27.40	$98,640

(1)	These awards vest in three equal annual installments beginning on the first anniversary of the grant date subject to continued employment.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)

Selwyn Joffe
	109,100	-		-	$6.46	12/27/2022
	124,100	-		-	$6.46	12/27/2022
	83,700	-		-	$9.32	9/2/2023
	17,467	8,733	(1)	-	$31.13	9/3/2025
	17,067	34,133	(2)	-	$28.68	6/23/2026
	-	54,800	(3)	-	$27.40	6/19/2027
							4,166	(1)	$89,277
							7,533	(2)	$161,432
							24,400	(3)	$522,892
David Lee
	30,900	-		-	$6.46	12/27/2022
	20,900	-		-	$9.32	9/2/2023
	9,300	-		-	$22.93	6/21/2024
	4,333	2,167	(1)	-	$31.13	9/3/2025
	3,600	7,200	(2)	-	$28.68	6/23/2026
	-	9,200	(3)	-	$27.40	6/19/2027
							1,034	(1)	$22,159
							1,867	(2)	$40,010
							4,100	(3)	$87,863
Doug Schooner
	6,400	-		-	$22.93	6/21/2024
	3,733	1,867	(1)	-	$31.13	9/3/2025
	3,000	6,000	(2)	-	$28.68	6/23/2026
	-	7,100	(3)	-	$27.40	6/19/2027
							900	(1)	$19,287
							1,600	(2)	$34,288
							3,200	(3)	$68,576
Michael Umansky
	7,400	-		-	$6.46	12/27/2022
	15,000	-		-	$9.32	9/2/2023
	6,600	-		-	$22.93	6/21/2024
	3,134	1,566	(1)	-	$31.13	9/3/2025
	3,667	7,333	(2)	-	$28.68	6/23/2026
	-	8,100	(3)		$27.40	6/19/2027
							734	(1)	$15,730
							1,333	(2)	$28,566
							3,600	(3)	$77,148

(1)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, September 4, 2015, subject to continued employment.
(2)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 24, 2016, subject to continued employment.
(3)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 20, 2017, subject to continued employment.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Selwyn Joffe	-	$-	25,131	$701,045
David Lee	-	$-	3,200	$88,234
Doug Schooner	4,834	$91,155	2,566	$70,618
Michael Umansky	-	$-	2,266	$62,478

Nonqualified Deferred Compensation

The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan (the “DCP”), our only defined contribution plan that provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers as of the fiscal year ended March 31, 2018.  Plan participants may elect to receive distributions under the DCP as lump sums or in installments.  Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service.  Mr. Umansky has elected to receive distributions in installments in the case of death, disability, separation of service, attaining age 72 or a change of control.  A description of the other material terms and conditions of the DCP follows.

Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY (4)

Selwyn Joffe	$47,938	$47,938	$195,843	$-	$1,176,782
David Lee	$-	$-	$-	$-	$-
Doug Schooner	$-	$-	$-	$-	$-
Michael Umansky	$50,400	$18,900	$119,604	$-	$1,061,676

Footnotes to Nonqualified Deferred Compensation Table:

(1)
Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2018 under the DCP.  These amounts represent compensation earned by the named executive officers in Fiscal 2018, and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)
Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2018 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above, in Column (i), All Other Compensation.

(3)
Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

(4)	Aggregate Balance at Last FY, shows the amounts of the DCP account balances at the end of Fiscal 2018 for each of our named executive officers.

The following table shows our contribution to each named executive officer’s account:

Name	Contribution	Interest (a)	Total

Selwyn Joffe	$47,938	$-	$47,938
David Lee	$-	$-	$-
Doug Schooner	$-	$-	$-
Michael Umansky	$18,900	$-	$18,900

(a)	No interest is paid by the registrant.

Nonqualified Deferred Compensation Plan

We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan, however, the annuity contracts are owned by us and remain subject to claims of our general creditors.

Employment Agreements

On May 18, 2012, we entered into a new employment agreement (the “New Employment Agreement”) with Mr. Joffe, which terminates and supersedes Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The New Employment Agreement provides for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the New Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year and will be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. Mr. Joffe is eligible to participate in our Annual Incentive Plan adopted and amended from time to time by the Board (the “Annual Incentive Plan”), with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).

In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the New Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015 to July 1, 2019 and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the New Employment Agreement remain the same. The New Employment Agreement provides for the review of Mr. Joffe’s base salary from time to time.  For Fiscal 2018, the Board reviewed Mr. Joffe’s base salary and approved an increase to $728,960 per annum.

Pursuant to the New Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2010 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, restricted stock units, performance shares, performance units or such other form of award as determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion.

The Annual Incentive Bonuses, the Initial Equity Awards and the Annual Awards, to the extent they constitute “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be subject to clawback by us to the extent required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. SEC, as limited by California law to the extent California law applies.

Pursuant to the New Employment Agreement, Mr. Joffe will also receive:  (i) four weeks paid vacation each year during the term of the New Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the New Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).

The New Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the New Employment Agreement.

In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the New Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the New Employment Agreement), we will be released from any and all further obligations under the New Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.

In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the New Employment Agreement) or Mr. Joffe voluntarily terminates the New Employment Agreement for Good Reason (as defined in the New Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the New Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the New Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; and (iv) reimbursable expenses.

If a Change in Control (as defined in the New Employment Agreement) occurs and Mr. Joffe voluntarily terminates the New Employment Agreement for Good Reason (as defined in the New Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the New Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.

In the event that the benefits provided for in the New Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.

The New Employment Agreement prohibits Mr. Joffe during the term of the New Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the New Employment Agreement, during the term of the New Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Potential Payments Upon Termination or Change in Control Table

The following table provides an estimate of the inherent value of Mr. Joffe’s employment agreement described above, assuming the agreement was terminated on March 31, 2018, the last business day of Fiscal 2018. Please refer to “Employment Agreements” for more information.

Benefit	Termination by Company for Cause (1)	Death (2)	Disability (3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause (4)	After Change in Control: Voluntary Termination by Mr. Joffe (5)

Salary Contribution	$-	$-	$-	$1,457,920	$1,457,920
Bonus	$713,000	$713,000	$713,000	$1,564,200	$1,564,200
Executive Awards (6)	$-	$1,792,784	$1,792,784	$1,792,784	$1,792,784
Healthcare	$-	$-	$24,000	$214,495	$-
Automobile Allowance (7)	$-	$-	$-	$36,000	$-
Accrued Vacation Payments	$142,320	$142,320	$142,320	$254,468	$142,320

(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)
Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his New Employment Agreement.

(3)
If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the New Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to Mr. Joffe through the date of termination. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)
Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through the date which is two years after the termination date: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the benefits; and (iv) reimbursable expenses.

(5)
If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)
Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, any Executive Awards under our 2010 Incentive Plan which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award. The inherent value shown in the table is the additional compensation expense we would have recorded upon the immediate vesting of all Executive Awards which were not fully vested at March 31, 2018. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.

(7)
Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

Pay Ratio

Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.

Ratio for Fiscal 2018

The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $1,879.  Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, was $2,994,629.  Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 1,594:1.

Identification of Median Employee

We utilized the entire global employee population as of March 30, 2018, excluding employees from Asia (China, Malaysia and Singapore) that constitute 5% of less of the total global employee population, per the de minimis exemption.  Under this exemption, we excluded approximately 275 employees; by excluding such employees, we reduced the total number of our US and non-US employees considered in determining the median employee from 5,657 to 5,382.  For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees.  All global compensation amounts were converted to USD using an average currency exchange rate over the fiscal year.  A valid statistical sampling of employees that constitute a range of +/-1% around the median employee was used to select the actual employee represented in the ratio above.  Every employee in this range worked at our Tijuana, Mexico facility, and none of these employees were employed for the full year; however, applicable SEC rules do not allow annualization of the compensation of these employees.

2018 Director Compensation

We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2018. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	All Other Compensation	Total

Scott J. Adelson	$68,889	$50,000	$-	$-	$118,889
Rudolph Borneo	$80,972	$50,000	$-	$-	$130,972
David Bryan	$66,000	$50,000	$-	$-	$116,000
Joseph Ferguson	$70,000	$50,000	$-	$-	$120,000
Philip Gay	$94,000	$50,000	$-	$-	$144,000
Duane Miller	$78,472	$50,000	$-	$-	$128,472
Jeffrey Mirvis	$71,000	$50,000	$-	$-	$121,000
Timothy D. Vargo	$61,000	$50,000	$-	$-	$111,000
Barbara L. Whittaker	$62,000	$50,000	$-	$-	$112,000

(1)	Award amounts reflect the aggregate grant date fair value of the awards.

Each of our non-employee directors receives annual compensation of $40,000 and a fee of $3,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting, $1,000 for each Compensation Committee meeting, and $1,000 for each Nominating and Corporate Governance Committee meeting. In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings., we pay Mr. Gay an additional $20,000 per year for assuming the responsibility for being Chairman of our Audit and Ethics Committees. Based on recommendations included in the Fiscal 2017 Review, effective November 9, 2017, we increased Mr. Borneo’s compensation from an additional $5,000 per year to an additional $10,000 per year for assuming the responsibility for being Chairman of our Compensation Committee, we increased Mr. Miller’s compensation from an additional $2,500 per year to an additional $7,500 per year for being Chairman of our Nominating and Corporate Governance Committee, and we paid Mr. Adelson an additional $20,000 for assuming the responsibility for being our Lead Independent Director.

Under our 2014 Plan, each non-employee director was granted an award of restricted stock units with a grant date fair value of $100,000 upon their election to our Board of Directors. In addition, each non-employee director was awarded restricted stock units with a grant date fair value of $50,000 for each full year of service on our Board of Directors.  Based on recommendations included in the Fiscal 2017 Review, effective November 9, 2017, our Board of Directors approved (i) an increase in the award granted to each non-employee director upon their election to our Board of Directors from restricted stock units with a grant date fair value of $100,000 to restricted stock units with a grant date fair value of $130,000 and (ii) an increase in the award granted to each non-employee director for each full year of service on our Board of Directors from restricted stock units with a grant date fair value of $50,000 to restricted stock units with a grant date fair value of $65,000.

Indemnification of Executive Officers and Directors

Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.

We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth, as of July 23, 2018, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 18,915,274 shares of common stock outstanding as of July 23, 2018.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of July 23, 2018 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the stockholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

Name and address of Beneficial Shareholder		Amount and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock Fund Advisors	(2)	2,501,773	13.2%
55 East 52nd Street, New York, NY 10055
Wellington Management Company	(2)	1,918,414	10.1
280 Congress Street, Boston, MA 02210
Dimensional Fund Advisors, L.P. (U.S.)	(2)	1,403,191	7.4
1299 Ocean Ave, Santa Monica, CA 90401
Fine Capital Management, LLC	(2)	1,388,371	7.3
590 Madison Avenue, 27th Floor, New York, New York 10022
The Vanguard Group Inc.	(2)	1,060,369	5.6
P.O. Box 1110, Valley Forge, PA 19482-1110
RBC Global Asset Management (U.S.) Inc.	(2)	998,352	5.3
50 South Sixth Street, Suit 2350, Minneapolis, MN 55402-1546
Selwyn Joffe	(3)	548,155	2.8
Scott Adelson	(4)	53,387	*
Rudolph Borneo	(5)	41,387	*
Bryan David		4,249	*
Ferguson Joseph Edwin		4,742	*
Philip Gay	(6)	21,387	*
David Lee	(7)	90,646	*
Duane Miller	(8)	13,787	*
Jeffrey Mirvis	(9)	51,387	*
Doug Schooner	(10)	27,785	*
Vargo Timothy		1,612	*
Michael Umansky	(11)	52,719	*
Barbara Whittaker		1,150	*
Directors and executive officers as a group — 13 persons	(12)	912,393	4.7%

* Less than 1% of the outstanding common stock.

(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.

(2)
Based on information contained in filings made by such stockholders with the SEC on as reported in each such stockholder's most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these stockholders.

(3)	Includes 395,500 shares issuable upon exercise of currently exercisable options and 4,166 restricted stock units granted under the 2010 Long Term Incentive Plan.

(4)	Includes 15,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(5)	Includes 18,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(6)	Includes 18,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(7)	Includes 77,867 shares issuable upon exercise of currently exercisable options and 1,034 restricted stock units granted under the 2010 Incentive Award Plan.

(8)	Includes 9,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(9)	Includes 37,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(10)	Includes 20,367 shares issuable upon exercise of currently exercisable options and 900 restricted stock units granted under the 2010 Incentive Award Plan.

(11)	Includes 43,733 shares issuable upon exercise of currently exercisable options and 734 restricted stock units granted under the 2010 Incentive Award Plan.

(12)
Includes 537,437 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan and 97,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2019. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2019. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2019 does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.

The Board of Directors recommends that shareholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:

	2018	2017	2016
Audit Fees	$2,004,000	$1,640,000	$1,623,000
Tax Fees	254,000	251,000	234,000
All Other Fees	25,000	39,000	-

Total	$2,283,000	$1,930,000	$1,857,000

Audit fees in Fiscal 2018, 2017 and 2016 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, and (iii) audit of internal control over financial reporting.

Tax fees in Fiscal 2018, 2017 and 2016 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2018, 2017 and 2016 were pre-approved by the Audit Committee.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on December 18, 2017 our shareholders approved on a non-binding advisory basis approved having future advisory votes on the compensation of our named executive officers every 1 year.

This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”

Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:

“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”

The Board of Directors recommends that shareholders vote FOR this proposal.

MISCELLANEOUS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on April 1, 2019. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than May 9, 2019 nor later than June 8, 2019. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.

Shareholder Communication with our Board

Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.

Other Matters

We are not aware of any matters other than those specifically referred to in this Proxy Statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 as filed with the Securities and Exchange Commission on June 14, 2018 are being mailed to each shareholder of record together with this proxy statement.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Michael M. Umansky,
Secretary

July 30, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held September 6, 2018. The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.cstproxy.com/motorcarparts/am2018.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

MOTORCAR PARTS OF AMERICA, INC.
This Proxy is solicited on behalf of the Board of Directors of
MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Michael Umansky, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the annual meeting of shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on September 6, 2018 at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal No. 1, FOR approval of Proposal No. 2, and FOR approval of Proposal No. 3.  If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated July 30, 2018 is hereby acknowledged.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, CA 90503

(See Reverse Side)

Votes must be indicated (x) in black or blue ink The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2, and FOR approval of Proposal No. 3.	Please Mark your votes like this	☒

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors				2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2019	☐	☐	☐

Nominees:

	Selwyn Joffe	☐	☐	☐

	Scott J. Adelson	☐	☐	☐

	David Bryan	☐	☐	☐

	Rudolph J. Borneo	☐	☐	☐

	Joseph Ferguson	☐	☐	☐

	Philip Gay	☐	☐	☐

	Duane Miller	☐	☐	☐

	Jeffrey Mirvis	☐	☐	☐

	Timothy D. Vargo	☐	☐	☐

	Barbara L. Whittaker	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Advisory vote on the compensation of our named executive officers.	☐	☐	☐

					Change of Address and/or Comments Mark Here COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:	☐

Signature(s):	Signature(s):	Dated:

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.